Exhibit 10.25

SECOND AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

THIS SECOND AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (this “Second Amendment”) is entered into as of the 4th day of June, 2013, by and between 1860 BLAKE STREET, LLC, a Colorado limited liability company (“Landlord”) and NETQUOTE, INC., a Colorado corporation (“Tenant”).

Recitals

A.     Landlord and Tenant executed that certain Amended and Restated Office Lease dated September 22, 2008 (the “Original Lease”), covering certain space consisting of 21,113 square feet of Rentable Area (the “Premises”), located on the 8th, 9th and 10th floors of the office building commonly known as “Blake Street Terrace” and located at 1860 Blake Street, Denver, Colorado (the “Building”). The Original Lease has been amended by that certain First Amendment to Amended and Restated Office Lease dated January 12, 2009 (the “First Amendment”) wherein Tenant was permitted to install certain equipment on the roof of the Building and to transfer certain electrical power from the 9th to the 8th floor of the Building. The Original Lease, as the same has been amended by the First Amendment, is referred to herein as the “Lease.”

B.     Tenant has requested: (i) to extend the Term of the Lease for an additional thirty-eight (38) months, commencing on January 1, 2014 (the “Renewal Date”); and (ii) to further amend and modify the Lease in certain respects as provided herein, and Landlord has agreed to such modifications, all on the terms and conditions contained herein.

C.     Unless otherwise expressly provided herein, capitalized terms used herein shall have the meanings as designated in the Lease.

Agreement

In consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     Extension of Lease Term. The Lease currently provides that the Term will expire on December 31, 2013. Landlord and Tenant hereby agree to extend the Term for a period of thirty-eight (38) months, commencing on the Renewal Date and ending on February 28, 2017.

2.     Base Rent – Renewal Term. Commencing on the Renewal Date, and continuing through the Term (as the same has been extended hereby), Tenant shall pay Base Rent on the Premises as follows:

Period	Annual Rate Per Rentable Square Foot	Monthly Base Rent
Renewal Date – 2/28/14	Free/Abated	Free/Abated
3/1/14 – 2/28/15	$32.75	$57,620.90
3/1/15 – 2/29/16	$33.50	$58,940.46
3/1/16 – 2/28/17	$34.25	$60,260.02

3.     Additional Rent – Renewal Term. Commencing on the Renewal Date, and continuing through the Term (as the same has been extended hereby), Tenant shall continue to pay Tenant’s Percentage Share of Net Operating Expenses for the Premises as provided in the Lease (including without limitation with the same Expense Stop as set forth in Section 1.K of the Original Lease). All rental shall otherwise continue to be payable in accordance with the terms and provisions of the Lease.

4.     Acceptance of Premises. Except for Landlord’s obligation to perform certain Landlord Work (as defined in the Work Letter [hereinafter defined]) in the Premises after the Renewal Date, as more fully set forth on the Work Letter attached hereto as Exhibit A and incorporated herein by this reference (the “Work Letter”), Tenant accepts the Premises in its current “as is” condition and agrees that Landlord has made no representations with respect thereto and has no obligation to repair, modify or otherwise improve the same.

5.     Termination of Renewal Option. Tenant’s renewal option, as more fully set forth in Section 23 of the Original Lease, is hereby terminated, and shall be considered null, void and of no further effect.

6.     Termination of Right of First Refusal. Tenant’s Right of First Refusal, as more fully set forth in Section 25 of the Original Lease, is hereby terminated, and shall be considered null, void and of no further effect.

7.     Termination of Right of First Offer. Tenant’s Right of First Offer, as more fully set forth in Section 26 of the Original Lease, is hereby terminated, and shall be considered null, void and of no further effect.

8.     Renewal Option.

(a) Provided Tenant is not in default hereunder and has performed all of its covenants and obligations under the Lease (as amended hereby), Tenant shall have the option to extend the Term of the Lease (as the same has been extended hereby) (hereinafter, the “Option”) for one (1) period of three (3) years (the “Option Period”), upon the same terms and conditions, at the then current market rate (as determined by Landlord in its reasonable opinion), but not less than the previous year’s rent, and upon the following further terms and conditions.

(b)     Tenant shall exercise said Option only by giving written notice to Landlord no earlier than fifteen (15) months nor later than twelve (12) months before the expiration of the Lease Term as the same has been extended by the terms of this Second Amendment (the “Notice Period”). As soon as reasonably practicable after receipt of Tenant’s notice, Landlord shall advise Tenant of the Base Rent for the Option Period (“Landlord’s Notice”), and Tenant shall then have five (5) business days within which to accept the terms set forth in Landlord’s Notice, or to revoke, in writing, its exercise of the Option. If Tenant timely accepts the terms set forth in Landlord’s Notice, then Tenant shall, within ten (10) business days after receipt thereof from Landlord, execute a lease amendment extending the Term for the Option Period on the terms set forth in Landlord’s Notice. If the Option is not exercised within the Notice Period, or if thereafter Tenant either timely revokes the Option or fails to timely accept the terms set forth in Landlord’s Notice, or if Tenant timely accepts the terms of Landlord’s Notice but thereafter fails to timely execute and return the lease amendment, the Option shall be considered null and void.

(c)     It is understood and agreed that this Option is personal to the Tenant named in the Lease (as amended by this Second Amendment) and is not transferable; in the event of any assignment or subleasing of any or all of the Premises said Option shall be null and void.

9.     Brokers. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Second Amendment, except for New Dominion Real Estate, which has acted as Tenant’s broker. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for any commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.

10.     Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery of this Second Amendment to Landlord.

11.     Ratification of Lease. All of the terms and provisions of the Lease as herein amended and supplemented, are hereby ratified and confirmed, and shall remain in full force and effect.

12.     Conflict. In the event of any conflict between the provisions of this Second Amendment and the provisions of the other portions of the Lease, the provisions of this Second Amendment shall control.

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EXECUTED as of the day and year first above written.

LANDLORD:

1860 BLAKE STREET, LLC, a Colorado

limited liability company

By: MAVDevelopment Company, a

Michigan corporation, its Manager

By: /s/ Robert A. Aldrich

Name: Robert A. Aldrich

Title: President

TENANT:

NETQUOTE, INC., a Colorado corporation

By: /s/ Edward J. DiMaria

Name: Edward J. DiMaria

Title: Authorized Signatory

EXHIBIT A

WORK LETTER

Tenant agrees to accept the Premises in its current “as is” condition as of the date of execution of the Second Amendment. However, Landlord shall, at its expense, re-carpet the portions of the 9th floor of the Premises that are currently carpeted with Tenant’s choice of building standard materials (the “Landlord Work”). Landlord reserves the right, however to make substitutions of material or components of equivalent grade and quality if and when any specified material or component shall not be readily or reasonably available. If Tenant has not informed Landlord of its choice of building standard materials for the Landlord Work within fifteen (15) days after the date of execution of the Second Amendment, Landlord shall be entitled to conduct the Landlord Work using its own choice of building standard materials.

The Landlord Work shall be conducted at any time as may be mutually agreed upon by Landlord and Tenant in writing. Tenant, at its expense, shall move any furniture or equipment that Landlord may request to accommodate such Landlord Work, or Tenant shall pay for such moving if it is conducted by any third parties. Tenant acknowledges that Landlord will be conducting the Landlord Work while Tenant is in possession of the Premises, and agrees that Landlord, its agents, employees and contractors shall have the right to enter the Premises during business hours to conduct the Landlord Work. Tenant understands that the Landlord Work to be performed pursuant to this Work Letter may result in noise, vibration, dirt, dust, odors, and other circumstances commonly attendant to construction. Except in the event of Landlord’s gross negligence or willful misconduct, Tenant hereby waives any claim of injury or inconvenience to Tenant’s business, interference with Tenant’s business, loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by such entry or the performance of the Landlord Work required pursuant to the terms of this Work Letter, and the same shall not relieve Tenant of any obligations under the Lease (as amended by the Second Amendment). Landlord will attempt to minimize the disruption to Tenant’s business during its performance of the Landlord Work. No entry into the Premises by Landlord under this Work Letter shall be deemed a forcible or unlawful entry into the Premises or a detainer of the Premises, or an eviction, actual or constructive, of Tenant from the Premises, or any part of the Premises nor, except in the event of Landlord’s gross negligence or willful misconduct, shall such entry entitle Tenant to damages or an abatement of Rent or other charges that the Lease (as amended by the Second Amendment) requires Tenant to pay. Tenant shall fully cooperate with Landlord and its contractors and shall not in any way impede, inhibit or hinder any of the Landlord Work.

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